UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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PREMIER EXHIBITIONS, INC.

(Name of Registrant as Specified in Its Charter)
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INDEPENDENT SPECIAL COMMITTEE SUPPORTS PREMIER MANAGEMENT
ATLANTA, December 19, 2008 — Premier Exhibitions, Inc. (“Premier”) (PRXI) announced the conclusions of a special committee of its Board of Directors (the “Special Committee”) which was formed to consider what actions, if any, Premier should take in response to the consent solicitation commenced by Sellers Capital LLC (and certain related parties, collectively, “Sellers”), a hedge fund manager that owns or exercises control and direction over approximately 16.3% of Premier’s common stock. The Special Committee, composed entirely of independent directors, concluded that Premier should oppose Seller’s actions.
SHAREHOLDERS ARE STRONGLY ADVISED TO SUPPORT CURRENT MANAGEMENT AND TO REJECT ANY PROPOSAL MADE BY SELLERS. PREMIER BELIEVES THAT SELLER’S ACTION IS AN OPPORTUNISTIC ATTEMPT, IN LIGHT OF EXTRAORDINARY RECENT MARKET CONDITIONS, TO OBTAIN CONTROL OF PREMIER WITHOUT PAYING A PREMIUM, BY TAKING CONTROL OF THE BOARD. PREMIER WILL RESPOND IN DETAIL TO THE SPECIFIC CONTENT OF THE DISSIDENT’S SOLICITATION MATERIALS SHORTLY.
On November 6, 2008, Sellers issued a press release announcing that it had presented a letter to Arnie Geller, the Chairman and CEO of Premier, calling for the Company to undertake a number of initiatives, calling for Mr. Geller’s resignation, and threatening to conduct a solicitation process to elect directors to the Board who would support Sellers’ plans, if Mr. Geller refused to resign. In an effort to avoid a “war of words” and the expense and potential disruption of Premier’s management and strategic direction that would be caused by a change in CEO at this time, the Board of Directors and Mr. Geller diligently sought in the weeks that followed to address Sellers’ concerns, and offered to meet with Sellers for the purpose of negotiating a compromise position. Despite Premier’s efforts, Sellers commenced a contest for control of Premier with the filing of a dissident’s consent solicitation statement (“Dissident’s Statement”), in which Sellers asks Premier’s shareholders to elect four (4) new directors nominated by Sellers to fill existing vacancies on the current Board with the intent of terminating Mr. Geller’s employment.
In response to the filing of Dissident’s Statement, the members of the Special Committee met at Premier’s offices in Atlanta, reviewed a draft business plan provided by Mr. Geller, and interviewed Premier executives. In addition, the Special Committee reviewed and considered the merits of Sellers’ allegations and proposals. Mr. Geller established to the Special Committee’s satisfaction that there were credible responses to all of the allegations made by Sellers, or that such allegations are matters of opinion or otherwise matters that have been previously explained, cured or curable. Based on its investigation and review, the Special Committee’s familiarity with Premier’s historical operations, industry management and condition, among other things, the Special Committee concluded that Seller’s solicitation represents a danger to corporate policy and effectiveness, and that it is in the best interests of Premier and its shareholders for the management of Premier to oppose Sellers and the election of Sellers nominees.
THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS DETERMINED THAT IT IS IN THE BEST INTERESTS OF PREMIER AND ITS SHAREHOLDERS FOR MANAGEMENT TO TAKE ALL NECESSARY STEPS TO ENGAGE IN A SOLICITATION IN OPPOSITION TO SELLERS, TO OPPOSE THE ELECTION OF ADDITIONAL DIRECTORS TO THE PREMIER BOARD, AND TO DISSEMINATE TO SHAREHOLDERS A SOLICITATION STATEMENT RECOMMENDING THAT SHAREHOLDERS NOT SUBMIT A CONSENT TO SELLERS OR REVOKE ANY CONSENT PREVIOUSLY PROVIDED TO SELLERS.
In reaching its determination, the Special Committee also considered Mr. Geller’s in depth knowledge of Premier’s industry, operations, activities, assets, and the legal issues regarding the RMS Titanic’s salvage award, artifacts and litigation. Further, the Special Committee found that Mr. Geller has taken substantial steps since he was asked to return as the CEO in August, 2008, to improve Premier’s operations and cash flows, and believes Mr. Geller is a diligent, hardworking able executive.
Premier reminds shareholders of the significant progress the Company has made in the past 16 years under the stewardship of Mr. Geller and management:
•	Achieved and continue to maintain the exclusive rights to the historic Titanic shipwreck under the jurisdiction of the Federal District Court

•	The Company is in the final stages leading to a salvage award of 3,700 objects recovered from the Titanic

•	Sold over 22,000,000 tickets to its Titanic exhibitions world-wide

•	Sold over 11,000,000 tickets to its human anatomy exhibitions
The Board of Directors and management continue to assess and expand upon the opportunities to advance Premier’s assets and interests against the backdrop of difficult current market conditions. In order to serve our shareholders’ interests on a variety of levels, Premier is committed to the following elements to enhance shareholder value in this difficult economic climate:
•	Focus on core business of museum quality exhibitions
•	Announce Important Cost Savings Initiative
•	Develop successful new exhibitions to generate growth and increase shareholder value
You will shortly be receiving Premier’s statement in opposition (the “Premier’s Statement”), in which the Company will respond in detail to the specific content of the Dissident’s Statement. We urge you to carefully consider the information contained in Premier’s Statement, and to reject any proposal of Sellers. If you have provided your consent to Sellers or instructed your broker to consent on your behalf, you have every right to withdraw such consent by following the procedures set forth in Dissident’s Statement.
PREMIER RECOMMENDS THAT SHAREHOLDERS NOT SUBMIT A CONSENT SOLICITED BY SELLERS GROUP OR THAT THEY REVOKE ANY CONSENT PREVIOUSLY PROVIDED TO SELLERS.
D.F. King & Co., Inc. has been retained by the Company as consent solicitation agent. Shareholders with questions are encouraged to call North American toll-free 1-800-735-3107.
Premier and its management will be the participants in a solicitation in opposition to a consent solicitation by Sellers Capital LLC. Shareholders of Premier should read the solicitation statement of Premier when it becomes available because it will contain important information relating to the solicitation in opposition. Shareholders will be able to obtain a copy of Premier’s solicitation statement free of charge from the SEC’s website located at www.sec.gov, or from the Company and D.F. King & Co.
Website: www.premierexhibitions.com
INVESTOR RELATIONS:
Bud Ingalls
Chief Financial Officer
404-842-2600
bingalls@prxi.com
MEDIA INQUIRIES:
Katherine Morgenstern
Director of Public Relations
404-842-2600
kmorgenstern@prxi.com

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